CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-153769 and 333-184515 on Form S-3 and in Registration Statements No. 333-62780, No. 333-63186, No. 333-130605, No. 333-153202, No. 333-153770 and No. 333-169961 on Form S-8 of our report dated February 28, 2013 (August 8, 2013 as to Note 33) relating to the consolidated financial statements of Willis Group Holdings Public Limited Company as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in this Current Report on Form 8-K of Willis Group Holdings Public Limited Company.
/s/ Deloitte LLP
London, United Kingdom
August 8, 2013